SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
 [ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
 [X] Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
 [ ] Definitive Additional Materials
 [ ] Soliciting Material under
     section 240.14a-12

                             HEADWATERS INCORPORATED
                             -----------------------
                (Name of Registrant as Specified in Its Charter)

  -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                             HEADWATERS INCORPORATED
                    10653 South Riverfront Parkway, Suite 300
                            South Jordan, Utah 84095

                                January 27, 2003


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Friday, March 14, 2003, at 2:00 p.m., Mountain Standard Time, at the University Park Marriott, 480 Wakara Way, Salt Lake City, Utah 84108 (801-581-1000). In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of Headwaters' operations and an opportunity for you to ask questions.

         Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

         The Proxy Statement contains a more extensive discussion of each proposal and therefore you should read the Proxy Statement carefully. After you have read the Proxy Statement and the accompanying instructions, you should execute and return the enclosed form of proxy card or voting instructions with respect to the proposed matters. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE ALL PROPOSALS.

         Only stockholders of record at the close of business on January 17, 2003 are entitled to vote at the meeting. You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please complete, date and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the meeting even though you previously submitted a proxy card.

         If you have any questions after reading the Proxy Statement and other materials we have sent, please call Sharon Madden, Headwaters' Director of Investor Relations, at 1-800-316-6214.

                                       Sincerely,

                                       /s/ Kirk A. Benson
                                       ---------------------------------
                                       Kirk A. Benson
                                       Chairman and Chief Executive Officer

         THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE THE SHARES ARE VOTED AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT THEIR PROXIES.

                             HEADWATERS INCORPORATED
                    10653 South Riverfront Parkway, Suite 300
                            South Jordan, Utah 84095

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, MARCH 14, 2003
                              --------------------

To the Stockholders of Headwaters Incorporated:

         The 2003 Annual Meeting of Stockholders (the "Meeting") of Headwaters Incorporated, a Delaware corporation ("Headwaters"), will be held on Friday, March 14, 2003, starting at 2:00 p.m., Mountain Standard Time, at the University Park Marriott, 480 Wakara Way, Salt Lake City, Utah 84108 (801-581-1000), for the following purposes:

         1. To elect two Class III directors of Headwaters to serve until the 2006 annual meeting, or until their successors are duly elected and qualified;
         2. To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2003;
         3. To approve a new stock incentive plan which was approved by Headwaters' Board of Directors in January 2003 and which authorizes 1,000,000 shares available for grant thereunder; and
         4. To transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

         The Board has fixed the close of business on Friday, January 17, 2003 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. A copy of Headwaters' Proxy Statement and a proxy card accompany this notice. These materials will be first sent to stockholders on or about February 7, 2003.

         Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete, date and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Meeting even though you previously submitted a proxy card.

                                         By Order of the Board of Directors,

                                         /s/ Harlan M. Hatfield
                                         ----------------------
                                         Harlan M. Hatfield
                                         Secretary
South Jordan, Utah
January 27, 2003

                             Your vote is important.

You are urged to date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and that the presence of a quorum may be assured. The prompt return of your signed proxy card, regardless of the number of shares you hold, will aid Headwaters in avoiding the expense of additional proxy solicitations. Giving your proxy does not affect your right to vote in person at the meeting or your right to resubmit later dated proxy cards.

                             HEADWATERS INCORPORATED
                    10653 South Riverfront Parkway, Suite 300
                            South Jordan, Utah 84095
                              --------------------

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                      To Be Held on Friday, March 14, 2003
                              --------------------


                               GENERAL INFORMATION

         This Proxy Statement is being furnished to the stockholders of Headwaters Incorporated ("Headwaters"), in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters (the "Board") for use at Headwaters' Annual Meeting of Stockholders and any and all adjournments or continuations thereof (the "Meeting"), to be held Friday, March 14, 2003, starting at 2:00 p.m., Mountain Standard Time, at the University Park Marriott, 480 Wakara Way, Salt Lake City, Utah 84108 (801-581-1000), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). These materials will be first mailed to stockholders on or about February 7, 2003.

                            PURPOSE OF ANNUAL MEETING

         At the Meeting, stockholders will be asked: (1) to elect two Class III directors of Headwaters to serve until the 2006 annual meeting, or until their successors are duly elected and qualified; (2) to ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2003; (3) to approve a new stock incentive plan which was approved by the Board in January 2003; and (4) to transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

         The Board recommends a vote "FOR" each of the proposals. The Board knows of no other matters which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the person named in the enclosed proxy, or his duly appointed substitute acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with his judgment on such matters.

                     QUORUM, VOTING RIGHTS AND OTHER MATTERS

         Headwaters' Common Stock, $.001 par value (the "Common Stock"), will be entitled to vote at the Meeting. Only stockholders of record at the close of business on Friday, January 17, 2003 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 27,414,764 shares of Common Stock outstanding. Holders of Common Stock as of the Record Date are entitled to one vote for each share held for each of the proposals.

         The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Under Delaware law, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a Meeting. Broker
"non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Meeting and, therefore, do not have an effect on the outcome of Proposals 1, 2 and 3. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

         With respect to Proposal 1, a plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions are not counted for purposes of the election of directors.

         With respect to Proposals 2 and 3 and any other matters (other than the election of directors) on which stockholders of Headwaters are entitled to vote, the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy and entitled to vote, is required. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

         If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker may have authority to vote the shares. However, the New York Stock Exchange has adopted new regulations that prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. Therefore, for shares held through a broker or other nominee who is an NYSE member organization, those shares will only be voted in favor of Proposal 3 if the stockholder has provided specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

         All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR") the items listed in the Notice.

         Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (i) filing with Headwaters a written revocation of the proxy, (ii) appearing at the Meeting and casting a vote contrary to that indicated on the proxy, or (iii) submitting a duly executed proxy bearing a later date.

         The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by Headwaters. In addition to the mail solicitation of proxies, officers, directors, employees and agents of Headwaters may solicit proxies by written communication, telephone or personal call. Such persons are to receive no special compensation for any solicitation activities. Headwaters has retained Morrow & Co., a shareholder services company, to assist in this proxy solicitation. Headwaters will pay Morrow & Co. approximately $7,500 for its services, plus reimbursement of out-of-pocket expenses. Also, Headwaters will reimburse banks, brokers and other persons holding Common Stock for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

                               EXECUTIVE OFFICERS

         The following table sets forth (i) the names of the executive officers,
(ii) their ages as of the Record Date and (iii) the capacities in which they currently serve Headwaters:

          Name          Age                 Position(s)                Officer Since
          ----          ---                 -----------                -------------
Kirk A. Benson          52      Chief Executive Officer                       1999
                                and Chairman of the
                                Board
Steven G. Stewart       54      Chief Financial Officer                       1998
Harlan M. Hatfield      42      Vice President, General Counsel               1998
                                and Secretary
J. I. Everest, II       46      Vice President of Corporate Development,      2002
                                Treasurer
R Steve Creamer         51      Director of Headwaters and Chief              2002
                                Executive Officer of ISG

         See "Proposal No. 1 -- Election of Directors, Nominees for Election as Directors" for biographical information regarding Messrs. Benson and Creamer.

         Steven G. Stewart was appointed Chief Financial Officer of Headwaters in July 1998 and served as Vice President of Finance and Treasurer from April 1998 through July 1998. From October 1996 through March 1998, Mr. Stewart was a business assurance partner at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP), with primary responsibility for public companies operating in the high technology, mining and extractive industries. From January 1994 through September 1996, Mr. Stewart was self-employed and provided consulting and accounting services to high technology companies, assisted in the negotiation and establishment of strategic alliances, advised companies on alternative valuation methods applicable to acquisition targets and negotiated acquisition/sale transactions. Prior to 1994, Mr. Stewart was an audit partner with Ernst & Young (formerly Arthur Young) and was the Salt Lake City office Director of High Technology and Entrepreneurial Services. Mr. Stewart graduated with a B.S. degree in accounting from Brigham Young University in 1973 and is a Certified Public Accountant.

         Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998, and as Secretary since July 1999. His primary activities with Headwaters have been the development of synthetic fuel projects, including licensing, financing, permitting, construction, feedstocks, site selection, and other aspects of project development. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory disputes, contracts, and other legal matters. Prior to his employment with Headwaters, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

         J. I. Everest, II has served as Vice President of Corporate Development and Treasurer since September 2002. Mr. Everest was the Chief Financial Officer, Treasurer and Assistant Secretary of Industrial Services Group, Inc. and its wholly-owned subsidiary, ISG Resources, Inc. (together "ISG"), from 1997 to September 2002, at which time it was acquired by Headwaters. In those positions, Mr. Everest was responsible for all financial functions of ISG. From 1993 to 1997 he served as Vice President of Finance for ECDC Environmental, L.C. From 1988 to 1993, he was Director of Financial Analysis/Treasury of USPCI, Inc. Mr. Everest earned an M.B.A. degree (Finance Concentration) in 1994 from the University of Texas at Austin and a B.B.A. degree in 1979 from Southern Methodist University. Mr. Everest is a Certified Public Accountant.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following sets forth the compensation of Headwaters' Chief Executive Officer and each of the other executive officers (collectively "Named Executives") as of September 30, 2002, whose total annual salary and bonus exceeded $100,000 in fiscal 2002. Unless otherwise noted, the amounts shown represent what was earned in the respective fiscal years.

                           SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------
                                                                            Long-Term Compensation
                                                                      -----------------------------------
                                         Annual Compensation                   Awards           Payouts
                                 ------------------------------------------------------------------------
                                                                      Restricted   Securities
                                                       Other Annual      Stock     Underlying    LTIP       All Other
        Name and                  Salary     Bonus     Compensation     Awards      Options     Payouts   Compensation
   Principal Position      Year     ($)       ($)          ($)            ($)        (#)(2)       ($)          ($)
-------------------------------------------------------------------------------------------------------------------------
Kirk A. Benson........    2002     316,583  912,914        1,815           -          61,000       -          15,363
Chief Executive Officer   2001     250,000  590,424        6,600           -          50,000       -           2,625
                          2000     197,500  517,362        6,600           -         300,000       -           1,513

Brent M. Cook (1)......   2002     217,000  373,889       48,335           -          30,000       -          28,317
President                 2001     210,000  283,848       53,120           -          35,000       -          72,501 (1)
                          2000     187,500  271,615       53,120           -         150,000       -           2,835

Steven G. Stewart.....    2002     181,000  237,202        1,815           -          25,000       -          15,363
Chief Financial Officer   2001     174,000  171,223        6,600           -          25,000       -           2,625
                          2000     149,907  150,035        6,600           -         100,000       -           1,413

Harlan M. Hatfield....    2002     169,000  191,519        1,815           -          25,000       -          15,363
Vice President            2001     162,000  150,043        6,600           -          25,000       -           2,625
                          2000     130,500  139,688        1,925           -          75,000       -           1,428

------------------

         (1) Mr. Cook resigned as President of Headwaters in October 2002. For Mr. Cook, $46,520 of other annual compensation in each year presented represents compensation expense from the grant of options to purchase Common Stock which had an exercise price at grant date below market value. Compensation is recognized during the periods the stock options vest. Included in Mr. Cook's all other compensation for 2001 is $68,351 representing payment for accrued personal time off which was earned primarily in prior years.
         (2) All option grants shown above for 2000 and 2001 were granted under the 1995 Stock Option Plan. All option grants for 2002 were granted under the 2002 Stock Incentive Plan.

Option Grants in Fiscal 2002

         The following table sets forth certain information concerning options to purchase Common Stock granted during fiscal 2002 to the executives named in the Summary Compensation Table.

                          OPTION GRANTS IN FISCAL 2002
-------------------------------------------------------------------------------------------------------------------
                           Number of        % of Total
                          Securities          Options
                          Underlying        Granted to
                           Options          Employees in        Exercise          Expiration      Grant Date
         Name             Granted (#)          2002 (1)       Price ($/Sh) (2)     Date           Value ($) (3)
-------------------------------------------------------------------------------------------------------------------
Kirk A. Benson......        61,000            10.0%              13.73           June 2012           456,900
Brent M. Cook......         30,000             4.9%              13.73           June 2012           224,705
Steven G. Stewart ...       25,000             4.1%              13.73           June 2012           187,254
Harlan M. Hatfield .        25,000             4.1%              13.73           June 2012           187,254

------------------

(1) The percentages reflected in the table above were computed based on the total number of options granted or issued in fiscal 2002, or 610,500.
(2) The fair market value on the date of grant, determined by the closing price of the Common Stock as reported by the Nasdaq Stock Market, was $13.73 per share for all options.
(3) The fair value of each stock option grant was determined using the Black-Scholes option pricing model and the following assumptions: expected stock price volatility of 50%, risk-free interest rates ranging from 3.3% to 3.8%, weighted average expected option life of five years, and no dividend yield. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because Headwaters' stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of stock options.
(4) All of the options granted in fiscal 2002 vest ratably over three years, beginning on the first year anniversary following the grant date.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

         The following table summarizes for the Named Executives of Headwaters the number of stock options exercised during fiscal 2002, the aggregate dollar value realized upon exercise, the total number of unexercised options held at September 30, 2002 and the aggregate dollar value of in-the-money unexercised options held at September 30, 2002. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date (based upon the average of the high and low prices of Common Stock as reported by the Nasdaq Stock Market) and the exercise price of the option. Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option. The value of unexercised, in-the-money options at September 30, 2002 is the aggregate amount of the difference between their exercise price and $13.82 per share, the fair market value of the underlying stock on September 30, 2002, based on the closing price of the Common Stock on that date. The underlying options have not been and may never be exercised. The actual gains, if any, on exercise will depend on the value of the Common Stock on the actual date of exercise. There can be no assurance that these values will be realized.

                   AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                           Shares                          Number of Securities          Value of Unexercised
                          Acquired         Value          Underlying Unexercised        In-the-Money Options at
                         on Exercise      Realized        Options at 9/30/02 (#)              9/30/02 ($)
Name                         (#)            ($)        Exercisable / Unexercisable    Exercisable / Unexercisable
-------------------------------------------------------------------------------------------------------------------
Kirk A. Benson......          0              0              491,667 / 169,333             4,851,460 / 946,530
Brent M. Cook......        60,230         925,450           350,000 / 136,000             1,479,555 / 723,965
Steven G. Stewart ...      30,695         441,108            99,307 / 85,834                504,209 / 449,456
Harlan M. Hatfield .       20,000         327,000           150,835 / 69,165                794,680 / 284,345


Stock Option Plans

         1995 Stock Option Plan. Until April 2002, Headwaters had only one stock option plan, the 1995 Stock Option Plan (the "1995 Plan"), under which 2,400,000 shares of Common Stock are reserved for ultimate issuance. A committee of Headwaters' Board of Directors, or in its absence, the Board (the "Committee") administers and interprets the 1995 Plan. This Committee is authorized to grant options under the terms of the 1995 Plan to eligible employees and consultants and to grant options and other awards outside the 1995 Plan to eligible employees, officers, directors, and consultants of Headwaters. The 1995 Plan provides for the granting of both incentive stock options ("ISOs") and nonstatutory stock options ("NSOs"). Terms of options granted under the 1995 Plan, including vesting requirements, are determined by the Committee. Options granted under the 1995 Plan vest over periods ranging from 0 to ten years, expire no more than ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. ISO grants must meet the requirements of the Internal Revenue Code and the 1995 Plan and may be made only to employees of Headwaters.

         2002 Stock Incentive Plan. In April 2002, the Board of Directors approved the 2002 Stock Incentive Plan (the "2002 Plan"). The 2002 Plan is intended to be a "broad-based" plan for purposes of the NASD listing standards. The share reserve under the 2002 Plan is currently 850,000. Non-statutory stock options, restricted stock, stock appreciation rights (SARs) and stock units may be granted under the 2002 Plan. ISOs may not be granted under the 2002 Plan. Employees, directors and consultants of Headwaters are eligible for awards under the 2002 Plan, which expires ten years after adoption unless terminated earlier by the Board. The administration of the 2002 Plan is generally consistent with the administration of the 1995 Plan.

         2003 Stock Incentive Plan. In January 2003, the Board of Directors approved a new stock option plan, the 2003 Stock Incentive Plan (the "2003 Plan"), which is described in detail in "Proposal No. 3 - Approval of 2003 Stock Incentive Plan."

         Other Options. In addition to options granted under the 1995 Plan and the 2002 Plan (the "Option Plans"), Headwaters has in prior years granted options for the purchase of Common Stock to employees, officers, directors and consultants outside those plans that were not qualified as ISOs for tax purposes. There were no such option grants during fiscal 2002.

         Summary Information about Equity Compensation Plans. The following table provides information as of September 30, 2002 about Headwaters' Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of the Board of Directors under all of Headwaters' existing equity compensation plans and individual arrangements. As described above, Headwaters has two primary stock option plans under which options have been granted. Headwaters has also issued several options outside of any plan. The 1995 Plan was approved by stockholders; the 2002 Plan has not been approved by stockholders. The amounts included in the caption "not approved by stockholders" in the table below represent amounts applicable under (i) the 2002 Plan and (ii) all stock options granted outside of any stock option plan, excluding the 2003 Stock Incentive Plan.

    (thousands of shares)
    ------------------------------------ ----------------------- ------------------------- -----------------------------
                                          Shares to be issued        Weighted-average       Shares remaining available
                                            upon exercise of        exercise price of       for future issuance under
               Plan Category              outstanding options      outstanding options           existing equity
                                                                                                compensation plans
    ------------------------------------ ----------------------- ------------------------- -----------------------------
    Option plan approved by
       stockholders...................           1,981                     $7.58                        46
    Option plans not approved by
       stockholders...................           1,009                      7.51                       168 (1)
                                         ----------------------- ------------------------- -----------------------------
    Total.............................           2,990                     $7.56                       214
                                         ======================= ========================= =============================

------------------

(1) Under the 2002 Plan, all of these shares may be issued as restricted stock or upon the exercise or settlement of stock appreciation rights and stock units.

2000 Employee Stock Purchase Plan

         The Board approved the 2000 Employee Stock Purchase Plan ("ESPP") in May 2000 to provide eligible employees with an opportunity to increase their proprietary interest in the success of Headwaters by purchasing Common Stock in Headwaters on favorable terms and to pay for such purchases through payroll deductions. The Board subsequently amended the ESPP in February 2001 and in April 2001. The Board believes that this plan is mutually beneficial to employees and Headwaters and its stockholders because such a plan enhances the interest of employees in the continued success of Headwaters and further aligns the interests of employees and stockholders. In addition, the Board is of the opinion that employee stock purchase plans provide an aid in recruiting qualified and talented employees. For these reasons, the Board authorized the adoption of the ESPP. The ESPP was approved by stockholders in September 2000 at a Special Meeting of Stockholders.

         Substantially all employees of Headwaters are eligible to participate in the ESPP after three months of employment. Non-employee directors are not eligible. A total of 500,000 shares of stock are reserved for issuance under the ESPP, of which 92,650 shares have been issued through January 17, 2003. Under the ESPP, employees purchase shares of Common Stock directly from Headwaters, which shares are made available primarily from treasury shares repurchased on the open market or from authorized but unissued shares, if necessary. The ESPP is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of from 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the lesser of the fair market value at the beginning of the offering period or the end of the offering period.

         Participation in the ESPP is voluntary and each eligible employee will make his or her own election whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees, including the Named Executives.

Incentive Bonus Plan

         The  Incentive  Bonus Plan  ("Bonus  Plan"),  approved  annually by the
Compensation Committee of the Board of Directors ("Compensation Committee"), which is comprised only of independent directors, provides for annual cash bonuses to be paid if Headwaters accomplishes certain financial goals and if employees meet individual goals. A participant's cash bonus is based on Headwaters' success in exceeding specified financial performance targets established by the Compensation Committee, the employee's base pay, and individual performance during the year. Headwaters' financial goals are based upon an economic value added concept ("EVA"), which purports to more closely align with a company's share price than other measurements of performance. EVA is a concept that is founded on the assumption that "free cash flow" is the primary driver of corporate value over time. This concept and EVA-based compensation plans began in the early 1970s and are still used today by some of the most successful companies in the U.S.

         Under the terms of the Bonus Plan, annual cash awards can be earned by participants who are employed at the end of the fiscal year, provided Headwaters' and the participant's individual goals are met or exceeded. Through September 30, 2002, participants included all full-time employees except those directly involved in the operations of alternative fuel facilities owned by a licensee, who are covered under a separate production incentive plan. Beginning October 1, 2002, participants in the Bonus Plan include only officers and certain management level personnel. The amount of the cash awards is dependent on several factors, the most important of which is the EVA multiplier, or a factor determined by how much Headwaters' performance exceeds a financial threshold ("EVA target") established by the Compensation Committee for each fiscal year. No awards are earned if the EVA target is not achieved. EVA profit, which varies from traditional accrual accounting earnings, is determined each fiscal year and is then compared to the EVA target, which determines the EVA multiplier. EVA profit is defined as net income, plus or minus economic adjustments, minus the cost of capital.

         A portion of annual cash awards "earned" by management personnel are banked, meaning that the full amount of the awards are not actually earned and paid unless the EVA target is achieved in each of the two succeeding fiscal years. This banking mechanism helps motivate management and employees to achieve long-term sustainable stockholder value and discourages short-term performance at the expense of long-term stockholder value creation. The bonus amounts for 2000 reflected in the Summary Compensation Table represent the cash awards paid to the Named Executives for fiscal 2000, but do not include the banked amounts because those were required to be earned by achieving the EVA targets in fiscal 2001 and 2002. The bonus amounts for 2001 in the Summary Compensation Table represent the cash awards paid to the Named Executives for fiscal 2001, and include 50% of the banked amounts from fiscal 2000, which were earned in 2001. The bonus amounts for 2002 in the Summary Compensation Table represent the cash awards paid to the Named Executives for fiscal 2002, and include 50% of the banked amounts from fiscal 2000 and fiscal 2001, which were earned in 2002. The total bonus amounts for 2000, 2001 and 2002 for all officers and employees was $1,746,846, $1,859,725 and $2,784,749, respectively.

Employment Contracts and Termination of Employment and Change in Control Arrangements

         Kirk A. Benson. In October 2002, Headwaters and Mr. Benson entered into an employment agreement covering Mr. Benson's "at will" employment. The agreement calls for payment of a gross annual salary of not less than $400,000 for the 12-month period ending April 2003, $450,000 for the 12-month period ending April 2004, and $500,000 for the 12-month period ending April 2005. The employment agreement further provides for participation in Headwaters' incentive bonus plan, the grant of stock options, the payment of severance pay, and other standard benefits such as vacation, participation in Headwaters' employee benefit plans and reimbursement for necessary and reasonable business expenses.

         With regard to option grants, the agreement provides for the grant of options in February 2003, April 2003 and April 2004. The February 2003 grant shall be for a number of shares equal to the greater of 164,000 or the number that when combined with the option covering 61,000 shares that was granted in June 2002, will have a value equal to the value of a hypothetical option covering 225,000 shares granted in June 2002. This option grant will vest in three equal installments in March 2003, March 2004, and March 2005. The April 2003 and April 2004 option grants will be for 137,500 shares each and will vest over a three-year period beginning on the one-year anniversary of the grant dates. All options will have a minimum exercise price equal to the fair market value of a share of Headwaters Common Stock on the grant date, and an expiration date 10 years from date of grant, with full vesting upon disability or death. If Headwaters terminates Mr. Benson's employment without cause or if Mr. Benson resigns all of his positions with Headwaters for good reason, as defined (including any change in control of Headwaters), he is entitled to termination benefits equal to 300% of his annual base salary in effect when employment terminates. In event of termination or upon a change in control, all of Mr. Benson's options shall immediately become fully vested and exercisable. Mr. Benson's current annual salary is $400,000.

         Brent M. Cook. In April 1998, Headwaters and Mr. Cook entered into an employment agreement covering the succeeding five year term. Mr. Cook resigned his positions as president and director of Headwaters in October 2002, at which time his employment agreement was amended. The amended agreement extends Mr. Cook's period of employment through April 2004 and provides for the payment of $220,000 of severance pay, required by the original agreement, over the 12-month period ending October 2003. In addition, Mr. Cook is to be compensated for actual hours worked during his period of employment and continuing through April 2005, as a consultant, at the rate of $150 per hour. Mr. Cook is also entitled to continue to participate in Headwaters' standard health and dental insurance programs, but is not entitled to participate in Headwaters' 401(k) Profit Sharing Plan, the 2000 Employee Stock Purchase Plan, or the Incentive Bonus Plan. Mr. Cook's outstanding options will continue to vest through April 2004 and will remain exercisable through July 2004, in accordance with the terms of the original option grants.

         Steven G. Stewart. Effective May 1998, Headwaters and Mr. Stewart entered into an employment agreement covering a continuous three-year period, unless terminated by Headwaters for cause or disability, or by Mr. Stewart for good cause or without good reason provided 90 days prior written notice is given. The employment agreement further provides for participation in Headwaters' incentive bonus plan, if any, as in effect from time to time, and the grant of stock options. Specifically, the agreement provided for the grant of options for 50,000 shares of Common Stock at an exercise price of $12.63 per share, to vest on a pro rata basis over 60 months beginning May 1998, which grant was made in fiscal 1998. In addition, Mr. Stewart receives other benefits comparable to those generally available to Headwaters employees. If his employment is terminated by Headwaters without cause or is terminated by Mr. Stewart for good reason, he is entitled to termination benefits equal to 200% of his then annual base salary and all outstanding options vest immediately. Mr. Stewart's current annual salary is $265,000.

         J. I. Everest, II. Effective October 1997, ISG and Mr. Everest entered into an employment agreement covering an initial three-year period. The agreement was amended in October 2001 and currently has an expiration date of December 31, 2003. The agreement as amended automatically renews for one-year terms, unless terminated by ISG or Mr. Everest by written notice to be given prior to October of each year. The amended employment agreement provided for a base salary of $260,000, to be reviewed annually, and a potential bonus, to be determined by ISG's Board of Directors. In addition, Mr. Everest receives other benefits comparable to those generally available to other employees. The agreement does not provide for any severance benefits. Mr. Everest's current annual salary is $260,000.

         R Steve Creamer. Effective October 1997, ISG and Mr. Creamer entered into an employment agreement covering an initial three-year period. The agreement was amended in October 2001 and currently has an expiration date of December 31, 2003. The agreement as amended automatically renews for one-year terms, unless terminated by ISG or Mr. Creamer by written notice to be given prior to October of each year. The amended employment agreement provided for a base salary of $360,000, to be reviewed annually, and a potential bonus, to be determined by ISG's Board of Directors. In addition, Mr. Creamer receives other benefits comparable to those generally available to other employees. The agreement does not provide for any severance benefits. Mr. Creamer's current annual salary is $360,000.

         Incentive Agreements with ISG Principals. In January 2003, Headwaters executed incentive agreements, with an effective date of November 2002, with three of the former stockholders and officers of ISG: Mr. Creamer, Mr. Everest, and another current officer of ISG. The agreements, which were approved by the Compensation Committee, call for contingent payments totaling up to $5,000,000 in the event of (i) a change in control, as defined, or (ii) continuing employment through September 2004 and an increase in the average stock price for Headwaters' Common Stock for any calendar quarter exceeding $20 per share. The maximum potential payment to Mr. Creamer would be $2,500,000, the maximum potential payment to Mr. Everest would be $1,000,000, and the maximum potential payment to the third officer would be $1,500,000. The maximum payments would be required if there were a change in control prior to October 2004, or if the officers remain employed through September 2004 and the average stock price for any calendar quarter reached $25 per share or more.

                              CORPORATE GOVERNANCE

         Headwaters upholds a set of basic values to guide its actions and believes its corporate governance practices meet the standards defined in recently enacted legislation.

         Independent Directors. A majority of Headwaters' Board members are independent of Headwaters and its management as defined by the SEC and the listing standards of the NASD. New directors participate in orientation and training immediately following their appointment to the Board. The non-management directors periodically meet in executive session, without management, as part of the agenda for Board meetings.

         Audit Committee. The Board has adopted an Audit Committee charter that meets SEC and the NASD listing standards, a copy of which is attached to this proxy statement. All Audit Committee members meet the applicable tests for independence from Headwaters' management and are financially literate. Ernst & Young LLP, Headwaters' independent auditors, reports directly to the Audit Committee.

         Compensation Committee. The Compensation Committee meets the applicable tests for independence as defined by the SEC and the NASD listing standards.
Incentive compensation plans are reviewed and approved by the Compensation Committee. Director compensation is determined by the Compensation Committee.

         Nominating and Governance Committee. The Board intends to adopt a Nominating and Governance Committee charter that meets standards of the SEC and the NASD during January 2003. The members of this committee will meet the applicable tests for independence from Headwaters' management.

Board Meetings

         The Board held a total of ten meetings during fiscal 2002. With the exception of three directors who each attended nine meetings, all directors attended all of the meetings.

Committees of the Board

         The Board of Directors currently has two committees, an Audit Committee and a Compensation Committee, both of which are comprised solely of independent directors as defined in the current NASD listing standards. The Compensation Committee currently consists of Mr. Weller, as chair, and Mr. Herickhoff. The Audit Committee currently consists of Mr. Herickhoff, as chair, and Mr. Garn. Mr. Ronald S. Tanner also served on the Compensation Committee and the Audit Committee until his seceding from the Board in January 2003. The Audit Committee held five meetings in fiscal 2002 and the Compensation Committee held three meetings in fiscal 2002. Headwaters plans to add a Nominating and Governance Committee in January 2003. In addition, it is expected that the chairmanships and membership of all of the board committees will be changed in January 2003.

Compensation Committee Report on Executive Compensation

         The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the overall compensation for Headwaters' officers and other key executives, including the Named Executives. The Compensation Committee also oversees the granting of stock options and the payment of incentive bonuses to all executives and employees of Headwaters. Future compensation polices will be dependent on Headwaters' performance and cash flow and employee performance.

         Headwaters seeks to compensate executives at competitive levels, considering current compensation surveys and practices for companies in similar industries and development patterns, the growth of Headwaters, each executive's individual contribution to meeting Headwaters' goals and objectives, and overall business conditions, as part of the total benefit package for employees. Beginning in early fiscal 2000, Headwaters' management and the Board of Directors initiated a comprehensive review of Headwaters' compensation program for its executives, management personnel and all other employees. This review consisted of a formal study by a well-known international human resources consulting firm of current employee responsibilities and compensation as well as a study of compensation programs used by other similarly situated public companies. This compensation review culminated in a detailed report presented to the Compensation Committee by the consulting firm.

         The consulting firm's report recommended several changes in Headwaters' compensation policies and programs, including changes in base salary levels and long-term incentives such as stock option grants as well as implementation of a bonus plan. Following the issuance of the report, the Compensation Committee made several recommendations to the Board, which the Board subsequently adopted. It was determined that an incentive bonus program that closely linked bonus compensation to the creation of stockholder value as measured under the EVA concept would be in the best interests of Headwaters and its stockholders since EVA-based plans are purported to be one of the best indicators of actual stockholder value creation. Accordingly, the Board adopted a formal EVA-based incentive bonus plan in fiscal 2000. The Board determined that such a plan was the best way to motivate Headwaters' management and employees to continuously seek to meet and exceed performance goals.

         These recommendations, which affected all executives, management personnel and other employees of Headwaters, included changes in base salary levels and long-term incentives such as stock option grants as well as implementation of an incentive bonus plan. The incentive bonus plan is deemed to be a significant part of the total compensation package for the Named Executives.

         The current employment agreement for Mr. Benson was approved by the Compensation Committee in a meeting in October 2002. The Compensation Committee recommended the fiscal 2002 cash compensation, cash bonus and grant of options to Mr. Benson based on Mr. Benson's ability to meet Headwaters' objectives.

         Section 162(m) of the Code limits Headwaters' tax deduction of certain compensation in excess of $1 million paid to certain executive officers named in the proxy unless the compensation is performance-based. Compensation attributable to stock options under the 1995 Plan and the 2003 Plan (if approved by stockholders) is treated as performance-based compensation if (1) the options are granted by the Compensation Committee; (2) the Plans restrict the number of shares for which options may be awarded to an executive during a specified period; and (3) the options have an exercise price at least equal the fair market value of a share of Common Stock on the date of grant. Grants of restricted stock under the 1995 and 2003 Plans and awards under the 2002 Plan are not considered performance-based compensation.

         While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee's overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs which will maximize Headwaters' tax deductions, if the Compensation Committee determines that such actions are consistent with its philosophy and in the best interests of Headwaters and its stockholders. From time to time, the Compensation Committee may award compensation which is not fully tax deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of Headwaters and its stockholders.

         The Compensation Committee strives to ensure that Headwaters' compensation plan attracts, retains and rewards both staff and management personnel while continuing to operate in the best interests of the stockholders.

                                                  Compensation Committee
                                                  Raymond J. Weller, Chairman
                                                  James A. Herickhoff

Compensation Committee Interlocks and Insider Participation

         No interlocking relationship exists between the Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other entity, nor has any interlocking relationship existed in the past.

Compensation of Directors

         Headwaters' directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Headwaters' executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

         Outside directors not serving as Chairman or Vice Chairman are entitled to annual cash compensation of $32,000, which is paid quarterly. Beginning January 2002, the Chairman of the Board and the Vice Chairman, unless salaried employees of Headwaters, are entitled to annual cash compensation in the amount of $40,000, which is paid quarterly. Also beginning January 2002, any director who serves as a committee chair receives additional cash compensation of $5,000 annually. The outside directors also receive 12,000 options for each year of service, vesting annually. Directors receive reimbursement for out-of-pocket expenses. The cash compensation and options described in this section do not apply to directors who are salaried employees of Headwaters.

         In December 1998, each of Headwaters' outside directors received 36,000 options for the three-year period following the 1999 annual stockholders' meeting, subject to vesting on a pro rata basis, at the fiscal 2000, 2001 and 2002 annual stockholders' meetings. The options granted in December 1998 have exercise prices equal to the closing price of the Common Stock on the grant date. None of these option grants were granted under the 1995 Stock Option Plan. In November 2001, the three outside directors who were on the Board at that time (Messrs. Herickhoff, Tanner, and Weller) each received 36,000 options. Mr. Garn received an option grant for 36,000 shares in January 2002 when he joined the board. All of these options to outside directors granted in 2001 and 2002 vest ratably in December 2002, December 2003 and December 2004, have an exercise price equal to the closing stock price of Headwaters' Common Stock as of the grant date and were granted under the 1995 Stock Option Plan. In August 2002, Mr. Comolli was granted 12,000 options at an exercise price equal to the closing price of the Common Stock on the grant date. These options vested in December 2002 and were also granted under the 1995 Stock Option Plan.

Audit Committee Report

         The Audit Committee currently consists of two directors, each of whom is independent as defined in the current NASD listing standards. The primary purposes of the Audit Committee are to provide oversight of Headwaters' management in the areas of corporate governance including (i) the financial reporting system, the system of internal controls, and the outside independent auditing process and audit results, and (ii) legal and regulatory compliance in areas where control systems must be in place to reduce financial risk to Headwaters to acceptable levels.

         The Audit Committee meets periodically with management to consider the adequacy of Headwaters' internal controls and the reliability of Headwaters' financial statements. The Audit Committee also meets privately with the independent auditors, who have unrestricted access to the Audit Committee. The Audit Committee recommends to the Board the appointment of the independent auditors and periodically reviews their performance and independence from management. The Audit Committee acts pursuant to a written charter that was adopted by the Board of Directors. A copy of the charter is attached to this proxy statement.

         In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Headwaters' management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of Headwaters' annual financial statements with generally accepted accounting principles. It is not the duty of the Audit Committee to plan or conducts audits or to determine that Headwaters' financial statements are complete and accurate and in accordance with generally accepted accounting principles.

         Within this framework, we reviewed the audited financial statements and met with both management and Ernst & Young LLP, Headwaters independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. We have received from and discussed with Ernst & Young LLP the written disclosure and letter required by Independence Standards Board Standard No. 1. These items relate to that firm's independence from Headwaters. We also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

         Based on these reviews and discussions, we recommended to the Board that the audited financial statements be included in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

                                              Audit Committee
                                              James A. Herickhoff, Chairman
                                              E. J. "Jake" Garn

Stockholder Return Performance Graph

         The following graph shows a comparison of the cumulative total stockholder return, calculated on a dividend reinvestment basis, for September 30, 1997 through September 30, 2002, on Headwaters' Common Stock with (1) the Nasdaq Composite Index - U.S., and (2) the Standard & Poors Energy - 500 Index. The comparison assumes $100 was invested on September 30, 1997.

         Please note that historic stock price performance shown on the graph is not necessarily indicative of future price performance. Headwaters has not paid dividends on its Common Stock.

                                [GRAPHIC OMITTED]

                        9/30/97    9/30/98    9/30/99     9/30/00    9/30/01     9/30/02
                      ---------- ---------- ---------- ----------- ---------- -----------
Headwaters                 $100       $101       $ 27        $ 31       $119        $149
S&P Energy - 500            100         95        113         131        113          98
Nasdaq Composite - US       100        102        166         220         90          71


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of January 17, 2003 regarding the beneficial ownership of Headwaters' Common Stock, for: (i) each person (or group of affiliated persons) who, insofar as Headwaters has been able to ascertain, beneficially owned more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each Named Executive of Headwaters; and
(iv) all directors and executive officers of Headwaters as a group. Headwaters has relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5. As of January 17, 2003, there were 27,414,764 shares of Common Stock outstanding. As of that date, there were outstanding options to purchase 3,417,646 shares of Common Stock and outstanding warrants to purchase 92,306 shares of Common Stock.

               Name and Address of          Amount and Nature of      Percent of
              Beneficial Owner (1)         Beneficial Ownership(2)       Class
              --------------------         -----------------------       -----
      Stockholder:
      Citigroup Inc.
      399 Park Avenue
      New York, NY 10043                           1,610,051 (3)          5.9%

      Directors:
      Kirk A. Benson                               1,296,164 (4)          4.6%
      Raymond J. Weller                              334,274 (5)          1.2%
      James A. Herickhoff                             78,500 (6)            *
      E. J. "Jake" Garn                               12,000 (7)            *
      Alfred G. Comolli                              242,451 (8)            *
      L. K. (Theo) Lee                               154,162 (9)            *
      R Steve Creamer                                      0                0%
      R. Sam Christensen                               5,500 (10)           *
      William S. Dickinson                                 0                0%
      Malyn K. Malquist                                1,000 (11)           *

      Executive Officers:
      Steven G. Stewart                              133,587 (12)           *
      Harlan M. Hatfield                             176,155 (13)           *
      J. I. Everest, II                                1,000 (14)           *
      All directors and executive officers
      as a group (thirteen persons)                2,434,793 (15)         8.5%

------------------

*    Less than 1%
(1) The address of each director and officer is c/o Headwaters Incorporated, 10653 South Riverfront Parkway, Suite 300, South Jordan, Utah 84095.
(2) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from January 17, 2003, and the total outstanding shares used to calculate each beneficial owner's percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of January 17, 2003.
(3)  Consists  of  1,610,051  shares  owned by  Citigroup  Inc.  and  affiliates thereof.
(4) Consists of 698,748 shares owned by Mr. Benson, warrants for 55,749 shares exercisable within 60 days of January 17, 2003, and options to purchase 541,667 shares held by Mr. Benson exercisable within 60 days of January 17, 2003.
(5) Consists of 215,524 shares owned by Mr. Weller and options to purchase 118,750 shares held by Mr. Weller exercisable within 60 days of January 17, 2003.
(6) Consists of 8,000 shares owned by Mr. Herickhoff and options to purchase 70,500 shares held by Mr. Herickhoff exercisable within 60 days of January 17, 2003.
(7) Consists of options to purchase 12,000 shares held by Mr. Garn exercisable within 60 days of January 17, 2003.
(8) Consists of 190,451 shares owned by Mr. Comolli and options to purchase 52,000 shares held by Mr. Comolli exercisable within 60 days of January 17, 2003.
(9) Consists of 117,142 shares owned by Mr. Lee and options to purchase 37,020 shares held by Mr. Lee exercisable within 60 days of January 17, 2003.
(10) Consists of 5,500 shares owned by a partnership of which Mr. Christensen is a Trustee of the General Partner.
(11) Consists of 1,000 shares owned by Mr. Malquist.
(12) Consists of 6,612 shares owned by Mr. Stewart, 1,000 shares owned by a trust, for which Mr. Stewart is co-trustee, and options to purchase 125,975 shares held by Mr. Stewart exercisable within 60 days of January 17, 2003.
(13) Consists of 6,570 shares owned by Mr. Hatfield and options to purchase 169,585 shares held by Mr. Hatfield exercisable within 60 days of January 17, 2003.
(14) Consists of 1,000 shares owned by the J. I. Everest, II Children's Trust. Mr. Everest is the Trustee.
(15) Consists of 1,251,547 shares issued and outstanding, and options and warrants to purchase 1,183,246 shares exercisable within 60 days of January 17, 2003.

                        TRANSACTIONS WITH RELATED PARTIES

         Employment and Related Agreements. Headwaters has entered into employment agreements with Messrs. Benson, Cook, Stewart, Everest and Creamer which provide for significant benefits. In addition, Headwaters has entered into incentive agreements with Mr. Creamer, Mr. Everest, and another current officer of ISG. See "Employment Contracts and Termination of Employment and Change in Control Arrangements." As of September 30, 2002, Headwaters and its subsidiaries have entered into employment agreements with 12 other officers and employees. The employment agreements have original terms ranging from two to five years and are generally renewable by Headwaters, usually for one-year terms. They provide for annual salaries currently ranging from approximately $75,000 to $400,000 annually per person. The annual commitment under all employment agreements combined was approximately $2,990,000 as of September 30, 2002. The agreements provide for termination benefits, ranging from at least six months' salary, up to a maximum period equal to the remaining term of the agreement.

         ISG Acquisition. As described in more detail in the notes to the consolidated financial statements included in Headwaters' Annual Report on Form 10-K, in September 2002, Headwaters acquired 100% of the common stock of ISG, assumed or paid off all of ISG's outstanding debt and redeemed all of ISG's outstanding preferred stock. ISG's shareholders included Messrs. Creamer and Everest as well as two other current officers of ISG. As a result of this transaction, all of the ISG shareholders, which included Messrs. Creamer and Everest and the two other officers of ISG, received the cash and / or stock proceeds paid by Headwaters to consummate the acquisition.

         In order to obtain the cash necessary to acquire ISG and retire the ISG debt, Headwaters issued $175,000,000 of new debt including $20,000,000 of subordinated debt with an approximate five-year term. The subordinated debt was issued at a 2% discount, with Headwaters receiving net cash proceeds of $19,600,000. ISG management, including Messrs. Creamer and Everest and the two other current officers of ISG, participated in one-half, or $10,000,000, of the subordinated debt. The other half was issued to a corporation. The debt is not secured, bears interest at an 18% rate, and is repayable in September 2007. It is senior to all other debt except the $155,000,000 senior secured debt. The debt agreement allows for optional prepayments. Any prepayments paid to the corporation are subject to a prepayment charge which ranges from 5% of the principal prepaid in the first year to 1% of the principal prepaid in the last year of the five-year term of the debt agreement. Interest is payable quarterly, beginning October 2002 and is payable in cash at a 12% rate. At Headwaters' option, interest calculated at an additional 6% rate may be added to the principal balance in lieu of payment in cash. Headwaters currently intends to pay in cash the entire amount of interest which accrues.

         HTI Acquisition. As described in more detail in the notes to the consolidated financial statements included in Headwaters' Annual Report on Form 10-K, in August 2001, Headwaters completed the acquisition of 100% of the common stock of HTI. HTI's shareholders included Messrs. Comolli and Lee. As a result of this transaction, all of the HTI shareholders, which included Messrs. Comolli and Lee, received the cash and / or stock proceeds paid by Headwaters to consummate the acquisition. In accordance with the original HTI acquisition agreements, additional contingent consideration could be earned by the former HTI stockholders during calendar 2002 based on the attainment of certain operating targets and other milestones. In April 2002, Headwaters and the former HTI stockholders agreed to an amendment of the acquisition agreements and reached a final settlement of all outstanding contingent payments and Headwaters paid the former HTI stockholders, including Messrs. Comolli and Lee, additional cash and stock consideration.

         Insurance Benefits. Headwaters purchases certain insurance benefits for its employees from various companies for which Mr. Weller, a director, acts as a broker or agent. Gross payments to those insurance companies totaled approximately $361,000 in fiscal 2000, $381,000 in fiscal 2001 and $532,000 in fiscal 2002.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Headwaters' officers and directors, and persons who own more than 10% of a registered class of Headwaters' equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish Headwaters with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Headwaters between October 1, 2001 and September 30, 2002, on year-end reports furnished to Headwaters after September 30, 2002, and on representations that no other reports were required, Headwaters believes that during the 2002 fiscal year all applicable 16(a) filing requirements were met.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees for Election as Directors

         At the Meeting, the stockholders will elect two Class III directors of Headwaters to serve until the 2006 annual meeting, or until their successors are duly elected and qualified. The Board of Directors is divided into three classes, currently comprised of one Class I director, who has announced his intention to resign in January 2003, and which class shall be filled with three new directors in January 2003; three Class II directors, whose terms will expire at Headwaters' annual meeting in 2005; and two Class III directors, one of whom has announced his intention to resign in January 2003 and whose position shall be filled in January 2003, whose terms will expire at the Meeting in March 2003 and who are standing for election at the Meeting.

         At the time of the Meeting,  the Board will  consist of eight  members:
Kirk A. Benson, Raymond J. Weller, James A. Herickhoff, E. J. "Jake" Garn, R Steve Creamer, R. Sam Christensen, William S. Dickinson, and Malyn K. Malquist. Messrs. Comolli and Lee have announced their intentions to resign in January 2003.

         The Board proposes that the two individuals listed below as nominees be elected as Class III directors of Headwaters. The nominees have consented to serve if elected to the Board. In the event that one or more of the nominees are unable to serve as director at the time of the Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee(s) as shall be designated by the Board to fill the vacancy or vacancies.

         The names of the Class III nominees, together with certain information about them, is set forth below:

           Name          Age       Position with Headwaters       Director Since
           ----          ---       ------------------------       --------------
   James A. Herickhoff   60       Vice Chairman and Director           1997
   R Steve Creamer       51    Director of Headwaters and Chief        2003
                                   Executive Officer of ISG

     James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is President, Chief Operating Officer and a principal of Wold Talc Company, which operates one of the largest talc mines in the United States. From 1987 to 1994 he served as President of Atlantic Richfield Company's Thunder Basin Coal Company. Mr. Herickhoff has over 25 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19,000,000 to approximately 40,000,000 tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986. Mr. Herickhoff's term as a director expires in 2003.

     R Steve Creamer has served as a Director of Headwaters since January 2003 and as Chief Executive Officer of ISG and its wholly-owned subsidiary, ISG Resources, Inc., from 1997 to the present time. Immediately prior to his employment with ISG, Mr. Creamer was CEO (from 1992 to 1997) and founder of ECDC Environmental L.C., the largest rail-served industrial waste management facility in North America. Prior to that, Mr. Creamer served as CEO of Creamer & Noble, an engineering firm based in St. George, Utah. He earned a B.S. degree in Civil and Environmental Engineering from Utah State University in 1973. Mr. Creamer is a Professional Engineer. Mr. Creamer's term as a director expires in 2003.

Directors Not Standing for Election

     The names of the directors of Headwaters who are not standing for election at the Meeting are R. Sam Christensen, William S. Dickinson, and Malyn K. Malquist, Class I directors whose terms expire in 2004; and Kirk A. Benson, Raymond J. Weller, and E. J. "Jake" Garn, Class II directors whose terms expire in 2005. Information about these directors is set forth below.

Class I Directors:

               Name          Age   Position with Headwaters    Director Since
               ----          ---   ------------------------    --------------
    R. Sam Christensen       54            Director                 2003
    William S. Dickinson     68            Director                 2003
    Malyn K. Malquist        50            Director                 2003

     R. Sam Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing Black Bear Ventures LP, a private investment firm, and evaluating new business opportunities. Mr. Christensen currently serves as a director for three privately-held firms in Utah and California. Prior to 1996, Mr. Christensen was chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond was sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where he spent nearly ten years. His final assignment, before resigning, was overseeing and managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972. Mr. Christensen is a Certified Public Accountant. Mr. Christensen's term as a director expires in 2004.

     William S. Dickinson has served as a Director of Headwaters since January 2003. From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant. In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries. In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million. Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering. Mr. Dickinson's term as a director expires in 2004.

     Malyn K. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist is Senior Vice President and Chief Financial Officer of Avista Corp., an energy utility in the Pacific Northwest. Mr. Malquist has held this position since September 2002. Mr. Malquist has 24 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President - Finance and Treasurer. Mr. Malquist received BA and MBA degrees from Brigham Young University. Mr. Malquist's term as a director expires in 2004.

Class II Directors:

           Name       Age         Position with Headwaters        Director Since
           ----       ---         ------------------------        --------------
   Kirk A. Benson      52    Chairman and Chief Executive Officer       1999
   Raymond J. Weller   57                  Director                     1991
   E. J. "Jake" Garn   70                  Director                     2002

     Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation's largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University. Mr. Benson's term as a director expires in 2005.

     Raymond J. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been President of Healthcare Benefits of Utah, a Utah based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay. Mr. Weller's term as a director expires in 2005.

     E. J. "Jake" Garn has served as a Director of Headwaters since January 2002. Mr. Garn is a former United States Senator from the state of Utah. Mr. Garn currently serves as Managing Director of Summit Ventures, a lobbying and consulting firm, a position he has held since 2000. From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based privately-held chemical company. From 1993 until the present, Mr. Garn has served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin Asia Pacific, BMW Bank of NA, and Escrow Bank, USA. Mr. Garn had a long and distinguished career in national politics. Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission. He was elected mayor of Salt Lake City in 1971 and to the U.S. Senate in 1974. He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee. Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992. Mr. Garn's term as a director expires in 2005.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
                 THE ELECTION OF MESSRS. HERICKHOFF AND CREAMER

      PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee and the Board have appointed Ernst & Young LLP ("E&Y"), certified public accountants, as auditors to examine the financial statements of Headwaters for Fiscal 2003 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders.

     As described in the following paragraphs, Headwaters dismissed Arthur Andersen LLP ("AA") as its independent accountants on May 10, 2002 and appointed PricewaterhouseCoopers LLP ("PwC"). On October 14, 2002, Headwaters dismissed PwC and appointed E&Y.

     In September 2002, Headwaters acquired ISG. E&Y has audited ISG since its inception. On October 14, 2002, Headwaters decided to retain E&Y as its independent accountants for the new combined company and accordingly dismissed PwC. Headwaters' Audit Committee participated in and approved the decision to change independent accountants. Headwaters did not consult with E&Y on any application of accounting principles or any other matter during the two fiscal years ended September 30, 2001 or subsequent thereto, prior to E&Y's appointment as Headwaters' independent auditors. The reports of PwC on the reaudited financial statements for fiscal 2000 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for fiscal 2000 and 2001 and through October 14, 2002, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

     Due to events involving Headwaters' former auditors, AA, on May 10, 2002, Headwaters dismissed AA as its independent accountants. Headwaters' Audit Committee participated in and approved the decision to change independent accountants. The reports of AA on the financial statements for the two fiscal years audited by them (fiscal 2000 and fiscal 2001) contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

     In connection with its audits for those two fiscal years and through May 10, 2002, there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of AA would have caused them to make reference thereto in their reports on the financial statements for such years.

     On May 10, 2002, the Audit Committee appointed PwC as Headwaters' independent accountants. Headwaters did not consult with PwC on any application of accounting principles or any other matter during the two fiscal years ended September 30, 2001 or subsequent thereto, except for consultations in the capacity as Headwaters' independent accountants up to July 19, 2000. There were no disagreements with accountants on accounting or financial statement disclosure subsequent to the appointment of AA on July 19, 2000.

Audit and Non-Audit Fees

     The following table summarizes the fees paid or payable to Ernst & Young LLP for services rendered for the fiscal year ended September 30, 2002. Audit fees include the costs of the audits of Headwaters' subsidiaries, ISG and HTI, including audit procedures related to the ISG acquisition date balance sheet. Normally this category would also include the costs of quarterly reviews; however, Ernst & Young was appointed as Headwaters' independent accountants in October 2002 and all of the fiscal 2002 quarterly reviews were performed by the predecessor independent accountants. Audit-related fees consisted primarily of acquisition due diligence and SEC filings requiring the consents of Headwaters' independent accountants. Other fees consisted primarily of tax services.

     The Audit Committee considered whether the provision of the services other than the audit services is compatible with maintaining E&Y's independence.

              Audit fees                                           $228,788
              Financial systems design and implementation fees            0
              All other fees:
                   Audit-related                                     39,328
                   Other                                              6,570
                                                                 -----------
                   Total all other fees                              45,898
                                                                 -----------
              Total                                                $274,686
                                                                 ===========

     In the event that the stockholders do not ratify the appointment of E&Y, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year. A representative of E&Y is expected to attend the Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                 A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP
                       AS HEADWATERS' INDEPENDENT AUDITORS


             PROPOSAL NO. 3 - APPROVAL OF 2003 STOCK INCENTIVE PLAN

     Headwaters' Board of Directors determined that it is in the best interest of Headwaters' stockholders to adopt the 2003 Stock Incentive Plan (described below). In January 2003, the Board adopted the 2003 Plan, subject to stockholder approval. As of the date of this proxy, no awards have been granted under the 2003 Plan.

     The following description of the 2003 Plan is a summary only. A copy of the 2003 Plan is attached to this Proxy Statement.

Description of the Headwaters Incorporated 2003 Stock Incentive Plan

     General. The 2003 Plan is a critical tool for Headwaters to be able to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants and to promote the success of Headwaters' business. Stock options (including incentive stock options (ISOs) and non-statutory stock options
(NSOs)), restricted stock and stock appreciation rights (SARs) (collectively referred to below as "awards") may be granted under the 2003 Plan.

     Amount of Shares Available under 2003 Plan. The maximum number of shares that are available for awards under the 2003 Plan is 1,000,000. The closing price of a share of Headwaters' Common Stock on Nasdaq on January 17, 2003 was $15.05.

     Administration. The 2003 Plan will be administered by the Compensation Committee. The Compensation Committee is responsible for making determinations deemed necessary or advisable to administer the 2003 Plan.

     Allocation of Plan Benefits. Headwaters cannot now determine the exact number of awards to be granted in the future to the Named Executives, all current executive officers as a group or all other employees (including current officers who are not executive officers) as a group. See "EXECUTIVE COMPENSATION AND RELATED INFORMATION -- Option Grants in Fiscal 2002" for the number of stock options granted to each of the Named Executives during the year. In fiscal 2002, options to purchase a total of 141,000 shares of Common Stock of Headwaters were granted to the Named Executives and options to purchase 469,500 shares of Common Stock of Headwaters were granted to all other employees (including current officers who are not executive officers) as a group.

     Eligibility. Employees, directors and consultants of Headwaters are eligible for awards under the 2003 Plan. Only employees are eligible for ISOs. The Compensation Committee selects the individuals who will be granted awards, the time when awards are granted, the number of shares covered by each award and, in the case of options and SARs, the exercise price. As of January 2003, there are six non-employee directors, approximately 840 employees and no consultants who are eligible for awards under the 2003 Plan.

     Stock Options. Each option is evidenced by a stock option agreement between Headwaters and the grantee, and is subject to the following terms and conditions:

     (a) Exercise Price. The minimum exercise price of an option under the 2003 Plan is 100% of the fair market value of a share of Headwaters Common Stock. The fair market value is generally determined with reference to the closing sale price on Nasdaq on the date immediately proceeding the date the option is granted. Subject to that minimum, the Compensation Committee determines the exercise price.

     (b) Exercise of Option. The Compensation Committee determines when options become exercisable, and may, in its discretion, accelerate the vesting of any outstanding option. There are limits on how quickly options granted under the 2003 Plan may vest. Such options may not vest earlier than one year from the date of grant as to 50% of the shares subject to the option, and as to the remaining unvested shares subject to the option, not earlier than two years after the date of grant.

     (c) Form of Payment. The permissible forms of payment are specified in each option agreement. Payment of the exercise price may be made by cash, check, promissory note, other shares of Headwaters Common Stock (with some restrictions), cashless exercises (with some restrictions), any other form of consideration permitted by applicable law, or any combination of these. Executive officers are prohibited from paying the exercise price with promissory notes or other payment forms prohibited by the Sarbanes-Oxley Act of 2002.

     (d) Term of Option. The Compensation Committee determines the terms of options subject to certain limits. The term of an ISO cannot be no more than 10 years from the date of grant. In the case of an ISO granted to a 10% shareholder, the term cannot exceed five years from the date of grant. If a grantee ceases to provide services to Headwaters for any reason, then the grantee has a limited period of time to exercise the option (to the extent vested). In the case of an ISO, the grantee has no more than three months from the date of termination to exercise the ISO (one year if the grantee terminates because of death or disability). No option may be exercised after the expiration of its term.

     (e) Annual Limit on Options. The Internal Revenue Code limits Headwaters' ability to deduct compensation paid to certain executive officers. In order to preserve the ability to deduct the compensation income associated with awards granted to such persons, the 2003 Plan provides that no person may be granted options covering more than 305,000 shares of Common Stock in any fiscal year.

     (f) No Repricing of Stock Options. Options cannot be repriced (e.g., by reducing the exercise price) without first obtaining stockholder approval.

     Restricted Stock. Restricted stock is evidenced by a restricted stock agreement between Headwaters and the grantee, and is subject to the following terms and conditions:

     (a) Vesting of Restricted Stock. The Compensation Committee determines when restricted stock becomes vested. There are limits on how quickly restricted stock granted to employees may vest. Such restricted stock may not vest more quickly than 20% per year over five years from the date of grant.

     (b) Form of Payment. The permissible forms of payment are specified in each restricted stock agreement. Payment of the purchase price may be made by cash, check, full-recourse promissory note, past services and future services; for newly issued shares the grantee must pay at least par value of the shares in the form of cash, cash equivalents or past services. Executive officers are prohibited from paying the exercise price with promissory notes or other payment forms prohibited by the Sarbanes-Oxley Act of 2002.

     (c) Aggregate Limit on Restricted Stock. The maximum number of shares of restricted stock that may be granted under the 2003 Plan is 20% of the total shares available for grant under the 2003 Plan.

     Stock Appreciation Rights (SARs). Each SAR is evidenced by a SAR agreement between Headwaters and the grantee. The Compensation Committee will specify in each SAR agreement the number of covered shares (up to a maximum of 200,000 in one year), the exercise price and the vesting schedule. Upon exercise of a vested SAR, the grantee may receive shares, cash or a combination of the two. Both NSOs and ISOs may be granted in combination with SARs, or SARs may be added to outstanding NSOs at any time after the grant. SARs may also be granted independently of options. A SAR permits the grantee to elect to receive any appreciation in the value of the optioned stock directly from Headwaters, in shares of Common Stock, or cash or a combination of the two, in lieu of exercising the option. The amount payable upon exercise of a SAR is measured by the difference between the fair market value of the Common Stock at exercise and the exercise price under the SAR. Generally, SARs coupled with options may be exercised at any time after the underlying NSO or ISO vests. Upon exercise of a SAR coupled with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

     Capital Changes. In the event that Headwaters Common Stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in capital structure, appropriate adjustments will be made in the number of shares remaining available for future grant under the 2003 Plan, the maximum number of options and SARs that may be granted to an individual in a fiscal year, the number of shares covered by each option and SAR and the exercise price under each option and SAR.

     Liquidation or Dissolution. In the event of a liquidation or dissolution, any options and SARs that have not been exercised will terminate.

     Reorganizations. In the event that Headwaters is party to a merger or other reorganization, awards under the 2003 Plan will be subject to the agreement of merger or reorganization. The agreement may provide for continuation of the awards by the surviving company, the assumption or substitution of the outstanding awards by the surviving company, full exercisability or vesting and accelerated expiration of the outstanding awards, or settlement of the full value of awards in cash or cash equivalents followed by cancellation.

     Amendment and Termination of the Plan. The Board of Directors may amend, alter, suspend or terminate the 2003 Plan. However, Headwaters will obtain stockholder approval for any amendment to the 2003 Stock Plan to the extent necessary and desirable to comply with any applicable law. No action by the Board or stockholders may alter or impair any award previously granted under the 2003 Plan without the written consent of the grantee. Unless terminated earlier, the 2003 Plan automatically terminates ten years from its date of adoption.

Summary of Certain Income Tax Information

     The following is only a brief summary of the effect of federal income taxation on the recipient of an award and Headwaters under the 2003 Plan. This summary is not exhaustive and does not discuss the income tax laws of any municipality, state or country outside of the United States in which a recipient of an award may reside.

     Incentive Stock Options. If an option granted under the 2003 Plan is an ISO, the grantee will recognize no income upon grant of the ISO and will incur no tax liability upon exercise unless the grantee is subject to the alternative minimum tax. Headwaters will not be permitted a deduction for federal income tax purposes due to an exercise of an ISO regardless of the applicability of the alternative minimum tax, unless the exercise constitutes a disqualifying disposition of the ISO. Upon the sale or exchange of the shares at least two years after grant of the ISO and one year after exercise by the grantee, any gain (or loss) will be treated as long-term capital gain (or loss). If these holding periods are not satisfied (i.e., a disqualifying disposition occurs), the grantee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. Headwaters will be entitled to a deduction in the same amount as the ordinary income recognized by the grantee. Any gain (or loss) recognized on a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain (or loss).

     Non-Statutory Stock Options. All options that do not qualify as ISOs are taxed as non-statutory options (NSOs). A grantee will recognize no income upon grant of an NSO. However, upon the exercise of an NSO, the grantee will recognize ordinary income measured by the excess of the fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation may be deferred unless the grantee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by a grantee who is also an employee of Headwaters will be subject to tax withholding by Headwaters. Upon the sale of such shares by the grantee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). Headwaters will be entitled to a tax deduction in the same amount as the ordinary income recognized by the grantee with respect to shares acquired upon exercise of an NSO.

         Vote Required; Recommendation of Board of Directors. The approval of the 2003 Plan requires the affirmative vote of a majority of the shares present and entitled to vote.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR"
             THE ADOPTION OF THE 2003 PLAN AND THE NUMBER OF SHARES
                        RESERVED FOR ISSUANCE THEREUNDER


                              STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at Headwaters' annual meeting consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2004 annual meeting, they must be received by Headwaters not later than October 3, 2003 or such later date as Headwaters may specify in its SEC filings. Such proposals should be addressed to Headwaters at 10653 South Riverfront Parkway, Suite 300, South Jordan, Utah 84095, Attn:
Corporate Secretary.

     It is anticipated that proxies solicited in connection with Headwaters' 2004 annual meeting will confer discretionary authority to vote on matters, among others, of which Headwaters does not receive notice prior to October 3, 2003.

                                  OTHER MATTERS

         Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the person named in the enclosed proxy to vote the proxies held by him in accordance with his best judgment on such matters.

                             SOLICITATION OF PROXIES

     The accompanying form of proxy is being solicited on behalf of the Board. The expense of solicitation of proxies for the Meeting will be paid by Headwaters. In addition to the mailing of the proxy material, such solicitation may be made in person or by written communication, telephone or mail by directors, officers, employees or agents of Headwaters or its subsidiaries. In addition to the foregoing, Headwaters has retained Morrow & Co., a shareholder services company, to assist in this proxy solicitation. Headwaters will pay Morrow & Co. approximately $7,500 for its services, plus reimbursement of out-of-pocket expenses. Also, Headwaters will reimburse banks, brokers and other persons holding Common Stock for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

     If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, Headwaters' Director of Investor Relations, at 1-800-316-6214.

     YOUR VOTE IS IMPORTANT. YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID HEADWATERS IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATIONS. GIVING YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE MEETING OR YOUR RIGHT TO RESUBMIT LATER DATED PROXY CARDS.

                             Headwaters Incorporated

                             By Order of the Board of Directors,

                             /s/ Harlan M. Hatfield
                             ----------------------
                             Harlan M. Hatfield
                             Secretary

South Jordan, Utah
January 27, 2003

                             HEADWATERS INCORPORATED

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
             ANNUAL MEETING OF STOCKHOLDERS - FRIDAY, MARCH 14, 2003

     The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the "Company"), revoking all previous proxies, hereby appoints Harlan M. Hatfield as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of Common Stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held at the University Park Marriott, 480 Wakara Way, Salt Lake City, Utah 84108 (801-581-1000), on Friday, March 14, 2003, at 2:00 p.m., Mountain Standard Time, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

                          (Please date and sign below)

                                                   Please mark your vote as this  [X]
1. ELECTION OF DIRECTORS:
R Steve Creamer                                             FOR [ ]     WITHHOLD  [ ]
(If elected, Mr. Creamer's term would expire in 2006)                   AUTHORITY [ ]

James A. Herickhoff                                         FOR [ ]     WITHHOLD  [ ]
(If elected, Mr. Herickhoff's term would expire in 2006)                AUTHORITY [ ]

2. RATIFY THE SELECTION BY THE BOARD OF                     FOR [ ]     AGAINST   [ ]
ERNST & YOUNG LLP AS INDEPENDENT AUDITORS                               ABSTAIN   [ ]
OF HEADWATERS FOR FISCAL 2003

3. APPROVE THE 2003 STOCK INCENTIVE PLAN                    FOR [ ]     AGAINST   [ ]
                                                                        ABSTAIN   [ ]


     This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted "FOR" items 1, 2 and 3. This Proxy also delegates discretionary authority to the proxy to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.


Dated: ________________________________, 2003


_____________________________________________
Name(s) of Stockholder(s)


    PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                             HEADWATERS INCORPORATED

                             AUDIT COMMITTEE CHARTER

                                  January 2003

Purpose and Composition

     This Charter governs the operations of the Audit Committee. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors and shall meet the qualification requirements of the NASD listing standards.

     The members of the Audit Committee shall be elected by the Board of Directors annually and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

Statement of Policy

     The Audit Committee shall provide assistance to the Board of Directors in overseeing the financial reporting process, disclosure controls and procedures, the systems of internal accounting and financial controls, the performance and independence of the external auditors, and the quarterly reviews and annual independent audit of the Corporation's financial statements.

     The external auditor for the Corporation is ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditor.

Responsibility and Processes

     The primary responsibility of the Audit Committee is to oversee the Corporation's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to assure compliance with laws. These are the responsibilities of management and the external auditor.

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may alter or supplement them as appropriate.

     1. Annually, the Audit Committee shall recommend to the Board of Directors the selection of the Corporation's external auditor, subject to stockholder ratification of the selection, if such ratification is required or sought.

     2. The Audit Committee shall discuss with the external auditor the overall scope and plans for their respective audit examinations.

     3. The Audit Committee shall ensure that the external auditor submits annually a formal written statement delineating all relationships between the external auditor and the Corporation. The Audit Committee is responsible for engaging in a dialogue with the external auditor with respect to such disclosed relationships that may impact the objectivity and independence of the external auditor and recommending that the Board of Directors take appropriate action to satisfy itself of the external auditor's independence.

     4. The Audit Committee shall be notified concerning the engagement of the external auditor to provide non-audit services, and shall consider whether the external auditor's performance of any non-audit services is compatible with the external auditor's independence.

     5. The Audit Committee shall discuss with management and the external auditor the adequacy and effectiveness of the Corporation's internal controls, accounting and financial records, and the system for monitoring and managing business risk and legal compliance. Further, the Audit Committee shall meet separately with the external auditor, with and without management present, to discuss the results of their examinations.

     6. The Audit Committee shall review and discuss with management and the external auditor the Corporation's interim financial results to be included in the Corporation's quarterly reports filed with the Securities and Exchange Commission, and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as it may be modified or supplemented.

     7. The Audit Committee shall review with management and the external auditor the financial statements to be included in the Corporation's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), as well as the auditor's judgment about the quality, not just acceptability, of the Corporation's accounting principles as applied in its financial reporting. The review shall also include a discussion of the reasonableness of judgments and estimates made in the preparation of the financial statements that may be viewed as critical, as well as the clarity of financial statement disclosures. In addition, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the external auditor under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as it may be modified or supplemented.

     8. Based on its review and discussions of items 3 and 7, the Audit Committee shall recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K).

     9. As a whole, or through the Chair, the Audit Committee shall review the impact on the financial statements of significant events, transactions, or changes in accounting principles or estimates which potentially affect the quality of the financial reporting with management and the external auditor prior to the filing of the Corporation's Reports on Form 10-Q or 10-K, or as soon as practicable if the communications cannot be made prior to its filing.

     10. Management and the external auditor shall discuss with the Audit Committee significant changes to the Corporation's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the external auditor or management.

     11. The Audit Committee shall review and reassess this Charter annually and recommend any appropriate changes to the Board of Directors.

     12. The Audit Committee shall review any significant disagreement that is brought to its attention, after inquiry, among management and the external auditor in connection with the preparation of the Corporation's financial statements. The Audit Committee should encourage both management and the external auditor to communicate openly with the Audit Committee regarding such disagreements. In addition, the Audit Committee shall review with management and the external auditor any pending or threatened action by regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Corporation's financial statements or accounting policies. The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or external auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall also have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

Reports

     1. The Audit Committee shall prepare or cause the preparation of the report required by the rules of the Securities and Exchange Commission for inclusion in the Corporation's annual proxy statement.

     2. The Committee shall submit any recommendations for changes to the Audit Committee Charter to the full Board of Directors for approval.

     3. The Audit Committee shall maintain minutes of its meetings and regularly report its activities to the Board of Directors.

Reliance on Information Provided

     In  adopting  this  Audit  Committee   Charter,   the  Board  of  Directors
acknowledges that the Audit Committee members are not employees of the Corporation and are not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the external auditor's work or auditing standards. Each member of the Audit
Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation that provide information to the Audit Committee and the accuracy and completeness of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary.

------------------------------------------------------------------------------



                             HEADWATERS INCORPORATED

                            2003 STOCK INCENTIVE PLAN

                   (Adopted by the Board on January 16, 2003)

 ------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
Section 1.    ESTABLISHMENT AND PURPOSE........................................1

Section 2.    DEFINITIONS......................................................1
              (a)      "Affiliate".............................................1
              (b)      "Award".................................................1
              (c)      "Board of Directors"....................................1
              (d)      "Change in Control".....................................1
              (e)      "Code"..................................................2
              (f)      "Committee".............................................2
              (g)      "Company"...............................................2
              (h)      "Consultant"............................................2
              (i)      "Employee"..............................................2
              (j)      "Exchange Act"..........................................3
              (k)      "Exercise Price"........................................3
              (l)      "Fair Market Value".....................................3
              (m)      "Independent Director"..................................3
              (n)      "ISO"...................................................3
              (o)      "Nonstatutory Option" or "NSO"..........................3
              (p)      "Offeree"...............................................3
              (q)      "Option"................................................3
              (r)      "Optionee"..............................................4
              (s)      "Outside Director"......................................4
              (t)      "Parent"................................................4
              (u)      "Participant"...........................................4
              (v)      "Plan"..................................................4
              (w)      "Purchase Price"........................................4
              (x)      "Restricted Share"......................................4
              (y)      "Restricted Share Agreement"............................4
              (z)      "SAR"...................................................4
              (aa)     "SAR Agreement".........................................4
              (bb)     "Service"...............................................4
              (cc)     "Share".................................................4
              (dd)     "Stock".................................................4
              (ee)     "Stock Option Agreement"................................4
              (ff)     "Stock Purchase Agreement"..............................4
              (gg)     "Subsidiary"............................................4

Section 3.    ADMINISTRATION...................................................5
              (a)      Committee Composition...................................5
              (b)      Committee Procedures....................................5
              (c)      Committee Responsibilities..............................5

Section 4.    ELIGIBILITY......................................................6
              (a)      General Rule............................................6
              (b)      Ten-Percent Stockholders................................6
              (c)      Attribution Rules.......................................6
              (d)      Outstanding Stock.......................................7

Section 5.    STOCK SUBJECT TO PLAN............................................7
              (a)      Basic Limitation........................................7
              (b)      Additional Shares under Plan............................7
              (c)      Dividend Equivalents....................................7

Section 6.    RESTRICTED SHARES................................................7
              (a)      Restricted Share Agreement..............................7
              (b)      Limitation on Awards of Restricted Shares...............7
              (c)      Payment for Awards......................................7
              (d)      Vesting.................................................8
              (e)      Voting and Dividend Rights..............................8

Section 7.    OTHER TERMS AND CONDITIONS OF AWARDS OR SALES....................8
              (a)      Duration of Offers and Nontransferability of Rights.....8
              (b)      Purchase Price..........................................8
              (c)      Withholding Taxes.......................................8
              (d)      Restrictions on Transfer of Shares......................8

Section 8.    TERMS AND CONDITIONS OF OPTIONS..................................8
              (a)      Stock Option Agreement..................................8
              (b)      No Repricing............................................8
              (c)      Number of Shares........................................9
              (d)      Exercise Price..........................................9
              (e)      Withholding Taxes.......................................9
              (f)      Exercisability and Term.................................9
              (g)      Nontransferability......................................9
              (h)      Exercise of Options Upon Termination of Service.........9
              (i)      Leaves of Absence......................................10
              (j)      No Rights as a Stockholder.............................10
              (k)      Modification, Extension and Renewal of Options.........10
              (l)      Restrictions on Transfer of Shares.....................10
              (m)      Buyout Provisions......................................10

Section 9.    PAYMENT FOR SHARES..............................................10
              (a)      General Rule...........................................10
              (b)      Surrender of Stock.....................................10
              (c)      Services Rendered......................................11
              (d)      Cashless Exercise......................................11
              (e)      Exercise/Pledge........................................11
              (f)      Promissory Note........................................11
              (g)      Other Forms of Payment.................................11
              (h)      Restrictions on Forms of Payment.......................11

Section 10.   STOCK APPRECIATION RIGHTS.......................................11
              (a)      SAR Agreement..........................................11
              (b)      Number of Shares.......................................11
              (c)      Exercise Price.........................................12
              (d)      Exercisability and Term................................12
              (e)      Exercise of SARs.......................................12
              (f)      Special Holding Period.................................12
              (g)      Special Exercise Window................................12
              (h)      Modification or Assumption of SARs.....................12

Section 11.   ADJUSTMENT OF SHARES............................................12
              (a)      Adjustments............................................12
              (b)      Dissolution or Liquidation.............................13
              (c)      Reorganizations........................................13
              (d)      Reservation of Rights..................................13

Section 12.   DEFERRAL OF AWARDS..............................................14

Section 13.   PAYMENT OF DIRECTOR'S FEES IN SECURITIES........................14
              (a)      Effective Date.........................................14
              (b)      Elections to Receive NSOs or Restricted Shares.........14
              (c)      Number and Terms of NSO or, Restricted Shares..........14

Section 14.   LEGAL AND REGULATORY REQUIREMENTS...............................14

Section 15.   WITHHOLDING TAXES...............................................15
              (a)      General................................................15
              (b)      Share Withholding......................................15

Section 16.   LIMITATION ON PARACHUTE PAYMENTS................................15
              (a)      Scope of Limitation....................................15
              (b)      Basic Rule.............................................15
              (c)      Reduction of Payments..................................15
              (d)      Overpayments and Underpayments.........................16
              (e)      Related Corporations...................................16

Section 17.   NO EMPLOYMENT RIGHTS............................................16

Section 18.   DURATION AND AMENDMENTS.........................................16
              (a)      Term of the Plan.......................................16
              (b)      Right to Amend or Terminate the Plan...................16
              (c)      Effect of Amendment or Termination.....................17

Section 19.   EXECUTION.......................................................17

                             HEADWATERS INCORPORATED

                            2003 STOCK INCENTIVE PLAN



Section 1. ESTABLISHMENT AND PURPOSE.

     The Plan was adopted by the Board of Directors effective January 16, 2003, subject to stockholder approval. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications, and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Options and stock appreciation rights.

     The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

Section 2. DEFINITIONS.

     (a) "Affiliate" shall mean any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.

     (b) "Award" shall mean any award of an Option, a SAR or a Restricted Share under the Plan.

     (c) "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

     (d) "Change in Control" shall mean the occurrence of any of the following events:

          (i) A change in the composition of the Board of Directors, as a result of which fewer than one-half of the incumbent directors are directors who either:

               (A) Had been directors of the Company 24 months prior to such change; or

               (B) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of such election or nomination; or

               (C) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who come within either clause (A) or (B) above; or

          (ii) Any "person" (as defined below) who by the acquisition or aggregation of securities, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company; or

          (iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of the ultimate direct or indirect parent corporation of the continuing or surviving entity or, if there shall be no such ultimate direct or indirect parent corporation, such continuing or surviving entity; or

          (iv) The sale, transfer or other disposition of all or substantially all of the Company's assets.

          For purposes of Section 2(d)(ii), the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock. Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

     (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) "Committee" shall mean, as described in Section 3(a), a committee designated by the Board of Directors that consists exclusively of two or more Independent Directors.

     (g) "Company" shall mean Headwaters Incorporated, a Delaware corporation.

     (h) "Consultant" shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered Service for all purposes of the Plan.

     (i) "Employee" shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

     (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (k) "Exercise Price" shall mean, in the case of an Option, the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

     (l) "Fair Market Value" with respect to a Share, shall mean the market price of one Share of Stock, determined by the Committee as follows:

          (i) If the Stock was traded over-the-counter on the date in question but was not traded on the Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the "Pink Sheets" published by the National Quotation Bureau, Inc.;

          (ii) If the Stock was traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market;

          (iii) If the Stock was traded on a United States stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

          (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

     (m) "Independent  Director" shall mean an Outside Director who qualifies as
(i) an "outside director" under Treas. Regs. section 1.162-27(e)(3) (or its successor); and (ii) a "non-employee director" under Rule 16b-3(b)(3) (or its successor) under the Exchange Act.

     (n) "ISO"  shall mean an  employee  incentive  stock  option  described  in
Section 422 of the Code.

     (o) "Nonstatutory Option" or "NSO" shall mean an employee stock option that is not an ISO.

     (p) "Offeree" shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

     (q) "Option" shall mean an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

     (r) "Optionee" shall mean an individual or estate who holds an Option or SAR.

     (s) "Outside Director" shall mean a member of the Board of Directors who is not a common-law employee of the Company, a Parent or a Subsidiary. Service as an Outside Director shall be considered Service for all purposes of the Plan.

     (t) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

     (u) "Participant" shall mean an individual or estate who holds an Award.

     (v) "Plan" shall mean this Headwaters Incorporated 2003 Stock Incentive Plan, as amended from time to time.

     (w) "Purchase Price" shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

     (x) "Restricted Share" shall mean a Share awarded under the Plan.

     (y) "Restricted Share Agreement" shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

     (z) "SAR" shall mean a stock appreciation right granted under the Plan.

     (aa) "SAR Agreement" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

     (bb) "Service" shall mean service as an Employee, Consultant or Outside Director.

     (cc) "Share" shall mean one share of Stock,  as adjusted in accordance with
Section 11 (if applicable).

     (dd) "Stock" shall mean the Common Stock of the Company.

     (ee) "Stock Option Agreement" shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

     (ff) "Stock Purchase Agreement" shall mean the agreement between the Company and an Offeree who acquires Shares under the Plan that contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

     (gg) "Subsidiary" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

Section 3. ADMINISTRATION.

     (a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more Independent Directors of the Company who shall satisfy:

          (i) the requirements of Rule 16b-3 (or its successor) under the Exchange Act with respect to the grant of Awards to persons who are officers or directors of the Company under Section 16 of the Exchange Act;

          (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code; and

          (iii) such independence requirements imposed on members of the Committee under the rules of the national securities exchange on which the Stock is listed.

     (b) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairperson. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

     (c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full discretionary authority to take the following actions:

          (i) To interpret the Plan and to apply its provisions;

          (ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

          (iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

          (iv) To determine when Shares are to be awarded or offered for sale and when Options are to be granted under the Plan;

          (v) To select the Offerees and Optionees;

          (vi) To determine the number of Shares to be offered to each Offeree or to be made subject to each Option;

          (vii) To prescribe the terms and conditions of each award or sale of Shares which are not inconsistent with the Plan, including (without limitation) the Purchase Price, the vesting of the award (including accelerating the vesting of awards) and to specify the provisions of the Stock Purchase Agreement relating to such award or sale;

          (viii) To prescribe the terms and conditions of each Option which are not inconsistent with the Plan, including (without limitation) the Exercise Price, the vesting or duration of the Option (including accelerating the vesting of the Option), and to specify the provisions of the Stock Option Agreement relating to such Option;

          (ix) Subject to the limitations under Section 8(b), to amend any outstanding Stock Purchase Agreement or Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Offeree or Optionee who entered into such agreement;

          (x) To prescribe the consideration for the grant of each Option or other right under the Plan and to determine the sufficiency of such consideration;

          (xi) To determine the disposition of each Option or other right under the Plan in the event of an Optionee's or Offeree's divorce or dissolution of marriage;

          (xii) To determine whether Options or other rights under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

          (xiii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Stock Option Agreement or any Stock Purchase Agreement; and

          (xiv) To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.

Section 4. ELIGIBILITY.

     (a) General Rule. Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, NSOs or SARs.

     (b) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible or the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(6) of the Code.

     (c) Attribution Rules. For purposes of Section 4(b) in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee's brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

     (d) Outstanding Stock. For purposes of Section 4(b), "outstanding stock" shall include all stock actually issued and outstanding immediately after the grant. "Outstanding stock" shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

Section 5. STOCK SUBJECT TO PLAN.

     (a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Options, SARs and Restricted Shares awarded under the Plan shall not exceed 1,000,000 Shares, plus any additional Shares described in Section 5(b). The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11.

     (b) Additional Shares under Plan. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares or other Shares are forfeited.

     (c) Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Options or SARs available for Awards.

Section 6.  RESTRICTED SHARES.

     (a) Restricted Share Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical.

     (b) Limitation on Awards of Restricted Shares. In no event shall the number of Restricted Shares awarded under the Plan exceed twenty percent (20%) of the aggregate number of shares available under Section 5(a) (subject to adjustment in accordance with Section 11).

     (c) Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.

     (d) Vesting. Restricted Shares shall vest at a rate that is not faster than twenty percent (20%) per year (or, in the case of monthly vesting, 1/60th per month) over five years from the date of grant. A Restricted Share Agreement may provide for accelerated vesting in the event of a Change in Control or the Participant's death, disability or retirement, as the Committee may determine.

     (e) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. A Restricted Share Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

Section 7. OTHER TERMS AND CONDITIONS OF AWARDS OR SALES.

     (a) Duration of Offers and Nontransferability of Rights. Any right to acquire Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Offeree 30 days after the grant of such right was communicated to him by the Committee. Such right shall not be transferable and shall be exercisable only by the Offeree to whom such right was granted.

     (b) Purchase Price. The Purchase Price shall be determined by the Committee at its sole discretion. The Purchase Price shall be payable in one of the forms described in Section 9(a), Section 9(b) and Section 9(c).

     (c) Withholding Taxes. As a condition to the purchase of Shares, the Offeree shall make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such purchase.

     (d) Restrictions on Transfer of Shares. Any Shares awarded or sold under the Plan shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Purchase Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

Section 8. TERMS AND CONDITIONS OF OPTIONS.

     (a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee's other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in a form described in Section 9(b).

     (b) No Repricing. Except as otherwise provided in Section 11, in no event shall the Committee decrease the Exercise Price of an Option after the date of grant or cancel outstanding Options and grant replacement Options with a lower exercise price without first obtaining stockholder approval.

     (c) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11. Options granted to an Optionee in a single fiscal year of the Company shall not cover more than 305,000 Shares (subject to adjustment in accordance with Section 11).

     (d) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% (110% in the case of an ISO granted to a 10% stockholder described in Section 4(b)) of the Fair Market Value of a Share on the date of grant. Subject to the preceding sentence, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 9.

     (e) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

     (f) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. No Option shall provide for a right to exercise at rate that is faster than fifty percent (50%) per year (or, in the case of monthly vesting, 1/24th per month) over two years from the date of grant. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(b)). A Stock Option Agreement may provide for accelerated exercisability in the event of a Change in Control or the Optionee's death, disability or retirement. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 8(f), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

     (g) Nontransferability. Unless otherwise provided by the Stock Option Agreement, during an Optionee's lifetime, his or her Option(s) shall be exercisable only by him or her and shall not be transferable by operation of law or agreement. In the event of an Optionee's death, his or her Option(s) shall not be transferable other than by will or by the laws of descent and distribution.

     (h) Exercise of Options Upon Termination of Service. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee's Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee's estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

     (i) Leaves of Absence. An Employee's Service shall cease when such Employee ceases to be actively employed by, or a consultant, director or adviser to, the Company (or any subsidiary) as determined in the sole discretion of the Board of Directors. For purposes of Options, Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee's Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee's right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

     (j) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in
Section 11.

     (k) Modification, Extension and Renewal of Options. Subject to Section 8(b) and other limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

     (l) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

     (m) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

Section 9. PAYMENT FOR SHARES.

     (a) General Rule. The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 9(b) through
Section 9(g) below.

     (b) Surrender of Stock. At the discretion of the Company and to the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his or her representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

     (c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(c).

     (d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

     (e) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

     (f) Promissory Note. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents. In no event will payment by promissory note be available to persons who are considered officers or directors of the Company under Section 16 of the Exchange Act.

     (g) Other Forms of Payment. To the extent that a Stock Option Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

     (h) Restrictions on Forms of Payment. Notwithstanding anything to the contrary in the Plan or the terms of any Award, a form of payment will not be available if the Committee determines, in its sole discretion, that such form of payment could violate any law or regulation.

Section 10. STOCK APPRECIATION RIGHTS.

     (a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee's other compensation.

     (b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 305,000 Shares (subject to adjustment in accordance with Section 11).

     (c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

     (d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of a Change in Control or the Optionee's death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an Option at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

     (e) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

     (f) Special Holding Period. To the extent required by Section 16 of the Exchange Act or any rule thereunder, an SAR shall not be exercised for cash unless both it and the related Option have been outstanding for more than six months.

     (g) Special Exercise Window. To the extent required by Section 16 of the Exchange Act or any rule thereunder, an SAR may only be exercised for cash during a period which (a) begins on the third business day following a date when the Company's quarterly summary statement of sales and earnings is released to the public and (b) ends on the third business day following such date. This
Section 10(g) shall not apply if the exercise occurs automatically on the date when the related Option expires, and the Committee may determine that it shall not apply to limited SARs that are exercisable only in the event of a Change in Control.

     (h) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR may, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

Section 11. ADJUSTMENT OF SHARES.

     (a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

          (i) The number of Options, SARs and Restricted Shares available for future Awards under Section 5;

          (ii) The limitations set forth in Section 8(c) and Section 10(b);

          (iii) The number of Shares covered by each outstanding Option and SAR; or

          (iv) The Exercise Price under each outstanding Option and SAR.

Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

     (b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options and SARs shall terminate immediately prior to the dissolution or liquidation of the Company.

     (c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:

          (i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

          (ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

          (iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

          (iv) Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

          (v) Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

     (d) Reservation of Rights. Except as provided in this Section 11, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

Section 12.  DEFERRAL OF AWARDS.

     The Committee (in its sole discretion) may permit or require a Participant to (a) have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company's books; or (b) have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company's books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant. A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.

Section 13.  PAYMENT OF DIRECTOR'S FEES IN SECURITIES.

     (a) Effective Date. No provision of this Section 13 shall be effective unless and until the Board has determined to implement such provision.

     (b) Elections to Receive NSOs or Restricted Shares. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs or Restricted Shares, or a combination thereof, as determined by the Board. Such NSOs and Restricted Shares shall be issued under the Plan. An election under this Section 13 shall be filed with the Company on the prescribed form.

     (c) Number and Terms of NSO or, Restricted Shares. The number of NSOs or Restricted Shares to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs or Restricted Shares shall also be determined by the Board.

Section 14.  LEGAL AND REGULATORY REQUIREMENTS.

     Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company's securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable.

Section 15. WITHHOLDING TAXES.

     (a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

     (b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired; provided, however, the Participant may not surrender Shares to satisfy withholding or income tax obligations in excess of the minimum legally required obligations. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

Section 16. LIMITATION ON PARACHUTE PAYMENTS.

     (a) Scope of Limitation. This Section 16 shall apply to an Award unless the Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall not be subject to this
Section 16. If this Section 16 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

     (b) Basic Rule. In the event that the independent auditors most recently selected by the Board (the "Auditors") determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a "Payment") would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 16, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

     (c) Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 16, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 16 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

     (d) Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company that should not have been made (an "Overpayment") or that additional Payments that will not have been made by the Company could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in
Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

     (e) Related Corporations. For purposes of this Section 16, the term "Company" shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

Section 17.  NO EMPLOYMENT RIGHTS.

     No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person's Service at any time and for any reason, with or without notice.

Section 18.  DURATION AND AMENDMENTS.

     (a) Term of the Plan. This Plan, as set forth herein, shall terminate automatically on the 10th anniversary of date of Plan and may be terminated on any earlier date pursuant to Section 18(b).

     (b) Right to Amend or Terminate the Plan. The Board of Directors may, at any time and for any reason, amend or terminate the Plan. Rights and obligations under any Award granted before amendment or termination of the Plan shall not be materially impaired by such amendment or termination, except with consent of the person to whom the Award was granted. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules.

     (c) Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

Section 19.  EXECUTION.

     To record the adoption of the Plan by the Board of Directors effective as of January 16, 2003, the Company has caused its authorized officer to execute the same.

                                                Headwaters Incorporated



                                                By /s/ Kirk A. Benson
                                                ---------------------
                                                Kirk A. Benson
                                                Chief Executive Officer